Exhibit 99.1

CONFIDENTIAL

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

January 28, 2011

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention:  Philip J. Cavatoni

Senior Secured Credit Facilities
Senior Bridge Facility
Amended and Restated Commitment Letter

Ladies and Gentlemen:

Alpha Natural Resources, Inc. (“Borrower” or “you”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citi (as defined below and together with MSSF each a “Commitment Party,” and together the “Commitment Parties”;  “we” or “us”) that you desire to establish the Bank Facilities (as defined in Exhibit A) and the Senior Bridge Facility (as defined in Exhibit A), the proceeds of which would be used to finance the transactions described in Exhibit A (the “Transaction Description”).  Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.  This Amended and Restated Commitment Letter amends, restates and supersedes in its entirety effective as of the date above written the commitment letter dated January 28, 2011 among Borrower, MSSF and Citi.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C and D (collectively, the “Exhibits” and, together with the Fee Letter referred to below, this “Commitment Letter”), (a) each of MSSF and Citi is pleased to inform you of its several and not joint commitment to provide 50% and 50%, respectively, of the principal amount of the Bank Facilities (in such capacity, each an “Initial Bank Lender” and together the “Initial Bank Lenders”), (b) each of MSSF and Citi is pleased to inform you of its several and not joint commitment to provide 50% and 50%, respectively, of the entire principal amount of the Senior Bridge Facility (in such capacity, each an “Initial Bridge Lender” and together the “Initial Bridge Lenders”) and, together with the Initial Bank Lenders, the “Initial Lenders”), (c) Citi is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bank Administrative Agent”) for the Bank Facilities, (d) MSSF is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agent, the “Administrative Agents”) for the Senior Bridge Facility, (e) Citi, as lead arranger (in such capacity, the “Bank Lead Arranger”) and bookrunner (in such capacity, the “Bank Bookrunner”) for the Bank Facilities, is pleased to advise you of its willingness to use its commercially reasonable efforts to form a syndicate of Bank Lenders (as defined below) under the Bank Facilities and (f) MSSF, as lead arranger (in such capacity, the “Bridge Lead Arranger” and, together with the Bank Lead Arranger, the “Lead Arrangers”) and bookrunner (in such capacity, the “Bridge Bookrunner” and, together with the Bank Bookrunner, the “Bookrunners”) for the

Senior Bridge Facility, is pleased to advise you of its willingness to use its commercially reasonable efforts to form a syndicate of Bridge Lenders (as defined below) under the Senior Bridge Facility.  It is understood and agreed that MSSF will have “left” placement on all marketing materials relating to the Senior Bridge Facility and Citi will have “left” placement on all marketing materials relating to the Bank Facilities.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Conditions Precedent

The commitment and other obligations of each Commitment Party hereunder are subject only to satisfaction or waiver of the following conditions:

(a) The execution and delivery of the definitive loan documentation for the Bank Facilities (the “Bank Loan Documents”) and the Senior Bridge Facility (the “Bridge Loan Documents” and, together with the Bank Loan Documents, the “Loan Documents”), in each case including, without limitation, credit agreements, security agreements, guarantees and other agreements which shall, in each case, be consistent with this Commitment Letter and subject to the Certain Funds Provisions as set forth below.

(b) From the date hereof until the Closing Date (as defined below), no Company Material Adverse Effect (as defined below) shall have occurred.  For purposes hereof, “Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in Law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii) relating to the coal mining industry generally, (iv) consisting of any change in the Company’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections, (v) relating to  the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter (as defined in the Merger Agreement) or the Company Filed SEC Documents (as defined in the Merger Agreement) (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of the Merger Agreement and the transactions contemplated hereby and performance of and compliance with the terms of the Merger Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry.  For purposes hereof, “Company” means Madison.

(c) The execution, delivery and compliance with the terms of this Commitment Letter and the Fee Letter.

(d) You shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers to publicly sell or privately place the Notes.

(e) The satisfaction or waiver of the other conditions precedent to the initial funding of the facility contained in Exhibit D.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Acquired Business, its subsidiaries and its businesses the accuracy of which shall be a condition to availability of the Facilities (as defined in Exhibit A) on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Merger Agreement that are material to the lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by Borrower in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or possession of the certificated securities (if any) evidencing the Borrower’s and its subsidiaries’ equity and the security agreement giving rise to the security interest or by filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Bank Administrative Agent and the Borrower).  For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, the Loan Documents not conflicting with charter documents, no material conflicts of the Loan Documents with law (limited to the incurrence of the indebtedness in respect of the Facilities thereunder and the granting of guarantees in respect of the Facilities), solvency of Borrower and its Subsidiaries on a consolidated basis, Federal Reserve margin regulations, status of debt under the Facilities as senior debt, the Patriot Act and the Investment Company Act, and, in the case of the Bank Facilities, subject to the last parenthetical appearing in the preceding sentence, validity, priority and perfection of security interests.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions.”

2.	Commitment Termination

Each Commitment Party’s commitment and the other obligations set forth in this Commitment Letter will terminate on the earliest of (A) the one year anniversary of the date hereof and (B) the date the Merger Agreement is terminated in accordance with its terms prior to the closing of the Acquisition (such earliest date, the “Termination Date”) unless each Commitment Party shall, in its discretion, agree to an extension in writing.

3.	Syndication

The Lead Arrangers reserves the right, before or after the date of the consummation of the Acquisition (such date, the “Closing Date”), to syndicate all or a portion of the Initial Lenders’ commitments under each Facility to one or more other financial institutions and institutional lenders (a) with respect to the Bank Facilities, reasonably acceptable to you (your consent not to be unreasonably withheld) and (b) with respect to the Senior Bridge Facility, in consultation with you, and in each case, that will become parties to the applicable Loan Documents (the financial institutions becoming parties to the Bank Loan Documents being collectively referred to herein as the “Bank Lenders” and the financial institutions becoming parties to the Bridge Loan Documents being collectively referred to herein as the “Bridge Lenders” and, together with the Bank Lenders, the “Lenders”); provided that notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) the Initial Lenders shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities, (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) your consent shall be required with respect to any assignment if, prior to the one-year anniversary of the Closing Date, the Initial Bridge Lenders would hold, in the aggregate, less than a majority of the outstanding Bridge Loans.

The Lead Arrangers, in their capacity as such, will manage all aspects of the syndication of the Facilities in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, (a) with respect to the Bank Facilities, the selection of Lenders reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) and (b) with respect to the Bridge Facility, the selection of Lenders in consultation with you, and in each case, the allocation of commitments among the Lenders and the compensation to be provided to the Lenders.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.  Until the earlier of (x) the date of completion of a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 90 days after the Closing Date (in either case, the “Syndication Date”), you agree to use commercially reasonable efforts to actively assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you.  Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) as the Lead Arrangers may reasonably request, making senior management, representatives and advisors of Borrower available (and using your commercially reasonable efforts to make senior management of the Acquired Business available) to participate in informational meetings with potential Lenders at such times and, to the extent applicable, places, to be mutually agreed; (ii) using its commercially reasonable efforts to ensure that the syndication effort benefits from Borrower’s existing lending relationships and to the extent practical and appropriate, the Acquired Business’s existing lending relationships; (iii) your assistance (including using commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a confidential information memorandum for each of the Facilities and other marketing materials to be used in connection with the syndication; and (iv) using its commercially reasonable efforts to arrange for (A) the rating of the Notes by Moody’s and S&P before the marketing of the Notes and (B) an updated corporate family/corporate credit rating in respect of Borrower from Moody’s and S&P.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you or any of your affiliates.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Party in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit C hereto.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You acknowledge that (i) the Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) on a confidential basis to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Acquired Business or any securities of any thereof) (each, a “Public Lender” and each Lender that is not a Public Lender, a “Private Lender”).  You agree (A) at the request of the Lead Arrangers, to assist (and to use commercially reasonable efforts to cause the Acquired Business to assist) the Lead Arrangers in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws; (B) to use commercially reasonable efforts to identify all Company Materials that are to be made available to Public Lenders which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) that by marking Company Materials “PUBLIC,” you will be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (it being understood that you shall not be under any obligation to mark Company Materials “PUBLIC”); (D) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (E) the Lead Arrangers will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

To ensure an orderly and effective syndication of each of the Facilities you agree that, until the Syndication Date, you will not and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof) (other than the Bank Facilities, the Senior Bridge Facility, the Notes, the Securities (or other debt securities issued to refinance the Senior Bridge Facility in whole or in part) or any indebtedness of the Acquired Business permitted to be incurred pursuant to the Merger Agreement), in each case, that could reasonably be expected to (in the sole discretion of the Lead Arrangers) adversely affect the syndication of the Facilities in any material respect without the prior written consent of the Lead Arrangers (not to be unreasonably withheld).

You agree that no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided in the Fee Letter or in the Exhibits.

4.	Fees

In addition to the fees described in the Exhibits, you will pay (or cause to be paid) the non-refundable fees set forth in the amended and restated letter agreement dated the date hereof (the “Fee Letter”) between you and the Commitment Parties.  The terms of the Fee Letter are an integral part of each Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.  Each of the fees described in the Fee Letter and Exhibits B and C shall be nonrefundable when paid except as expressly set forth therein.

5.	Indemnification

You agree to indemnify and hold harmless each Lender and its respective affiliates and its respective officers, directors, members, employees, agents and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Loan Documents and the other transactions contemplated hereby, each of the Facilities and the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto, and to reimburse each such indemnified person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the bad faith, gross negligence or willful misconduct of such indemnified person or any related indemnified person or (b) a material breach of such indemnified person or any related indemnified person of it obligations under this Commitment Letter, the Fee Letter, the Documents and the other transactions contemplated hereby or (ii) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person, or (B) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person or any related indemnified person.  Notwithstanding any other provisions of this Commitment Letter to the contrary, none of we, you, the Acquired Business or any indemnified person shall be liable for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter (provided that this provision shall not limit your indemnification obligations set forth above).  For purposes hereof, a “related indemnified person” of an indemnified person means (1) any person controlled by, controlling or under common control with such indemnified person (an “affiliate”) and (2) the respective directors, officers, employees or agents of such indemnified person or any affiliate of such indemnified person, in each case, acting on behalf of or at the instructions of such indemnified person or any such affiliate.

6.	Costs and Expenses

In the event that the Closing Date occurs, you shall pay or reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Commitment Party (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter and the Loan Documents, including, without limitation, the reason-

able fees and disbursements of counsel to the Commitment Parties identified in Exhibits B and C.  In the event that the Closing Date does not occur, you shall pay or reimburse each Commitment Party for 50% of such costs and expenses.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documents upon execution thereof and thereafter shall have no further force and effect.

7.	Confidentiality

You agree that this Commitment Letter and the Fee Letter and the contents thereof is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed) other than to your affiliates and your and their officers, directors, employees, attorneys, accountants, agents and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (but not the Fee Letter) to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following your acceptance hereof, you may disclose the Commitment Letter (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose the existence and contents of this Commitment Letter, including the Exhibits A, B and C to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (v) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) and (vi) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public filing relating to the Transactions.

Each Commitment Party and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to their and their affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that such Commitment Party shall be responsible for any breach by any of such persons of such obligation, (g) to potential or prospective lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any potential or prospective Lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or prospective participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Company Materials or other marketing materials) in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information.  Each Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bank Loan Documentation and Bridge Loan Documentation upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

8.	Representations and Warranties

You represent and warrant that (i) all written information, other than Projections (as defined below) and other than information of a general economic or industry specific nature, that has been or will hereafter be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) (the “Information”), when taken as a whole, is or will be complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updated provided thereto) and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related financial projections are made available to any Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  If, at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Acquired Business, you will use commercially reasonable efforts to) promptly supplement the Information and or Projections so that (with respect to the Information and Projections relating to the Acquired Business and its subsidiaries, to the best of your knowledge) such representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

In arranging each of the Facilities including the syndications of the Facilities, each Commitment Party will be entitled to use, and to rely on the accuracy of, the Information without responsibility for independent verification thereof.

9.	No Third Party Reliance; Not a Fiduciary, Etc.

The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Bank Facilities and/or the Senior Bridge Facility are made solely for your benefit and the benefit of the Commitment Party, as applicable, and may not be relied upon or enforced by any other person.

You hereby acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that each Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person.  You and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them.  You also hereby acknowledge that each Commitment Party has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

You understand that each Commitment Party and its affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests.  For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, you agree that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to you.  Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account.  Furthermore, you agree that neither the Group nor any member or business of the Group is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from you except in connection with its services to, and its relationship with, you; provided, however, that the Group will be permitted to disclose information as provided in Section 7 above.

10.	Assignments

Other than pursuant to the syndication provisions in paragraph 3 above, this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be void ab initio).

11.	Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.	Miscellaneous

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.  This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.  Sections 4 through 9, 12 and 13 shall survive the termination of the Commitment Party’s commitment hereunder shall remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You acknowledge that information and documents relating to the Facilities may be transmitted through the Platform.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.  Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Loan Documents for the purpose of executing and delivering the Loan Documents substantially simultaneously with the consummation of the Acquisition.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

13.	Taxes; Payments.

All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.  You will pay any and all such taxes and will indemnify each Commitment Party for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.

To the fullest extent permitted by law, you will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect your obligation to make, or the right of each Commitment Party to receive, such payments.

14.	Waiver of Jury Trial, Etc.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

With respect to all matters relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that federal court lacks subject matter jurisdiction, the Commercial Division of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or in any way relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, (ii) agrees that it will not assert any claim, or in any way support any suit, action or proceeding, arising out of or relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts, (iii) agrees that all suits, claims, actions or proceedings related to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts, (iv) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (v) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (vi) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to you or us at the addresses  specified on the first page of this Commitment Letter.  Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law.

15.	Patriot Act

The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Parties

and the Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name, address, tax identification number and other information regarding Borrower that will allow the Commitment Parties or such Lender to identify Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and the Lenders.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them, to Kevin Emerson at Morgan Stanley, 1585 Broadway, Floor 04, New York, NY 10036, facsimile: (212) 507-1042, with a copy to Christopher Wood at Citigroup Global Markets Inc., 390 Greenwich St., New York, NY 10013, facsimile: (646) 212-5515.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:        /s/ Kevin Emerson__________________________
Name:  Kevin Emerson
Title:  Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:        /s/ Christopher M. Wood ____                        ____

Name:  Christopher M. Wood
  Title:  Director

Accepted and agreed to:

ALPHA NATURAL RESOURCES, INC.

By:          /s/ Philip J. Cavatoni_                        ____
Name:  Philip J. Cavatoni
Title:  Executive Vice President and Chief Strategy Officer

CONFIDENTIAL
EXHIBIT A

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit A is attached.  The following transactions, including the Acquisition, are referred to herein as the “Transactions.”

1.           Alpha Natural Resources, Inc. (“Borrower”), through a wholly-owned subsidiary, will acquire all of the outstanding shares of a company identified to you as “Madison” (“Madison”, the “Acquired Business”) for consideration payable to Madison’s shareholders equal to 1.025 shares of the Borrower’s common stock plus US$10.00 in cash per share of Madison common stock (the “Acquisition”) pursuant to the Merger Agreement dated as of January 28, 2011 by and between Borrower and Madison (together with all schedules, exhibits and annexes thereto, the “Merger Agreement”).

2.           You will incur senior secured credit facilities consisting of (i) a term A loan facility in the amount of $600 million (the “Term A Facility”) and (ii) a revolving credit facility in the amount of $1,000 million (the “Revolving Facility” and, together with the Term A Facility, the “Bank Facilities”), of which Revolving Facility an amount to be agreed will be drawn immediately after giving effect to the Transactions, in each case, as described in the summary of terms and conditions attached hereto as Exhibit B (the “Bank Term Sheet”).

3.           You will (i) issue up to $1,700 million in aggregate principal amount of your  unsecured senior notes (the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if and to the extent that the Notes are not placed, borrow up to $1,700 million in senior bridge loans from one or more lenders under the senior bridge facility (the “Senior Bridge Facility” and, together with the Bank Facilities, the “Facilities”) described in Exhibit C (the “Bridge Term Sheet”), which would be anticipated to be refinanced with debt securities similar to the Notes (the “Securities”).

4.           All material existing third party indebtedness for borrowed money of Madison and its subsidiaries (which will exclude (i) any of Madison’s 3.25% Convertible Senior Notes due 2015 (the “3.25% Convertible Notes”) which are not converted or otherwise remain outstanding on the Closing Date, (ii) any of Madison’s 2.25% Convertible Senior Notes due 2024 (the “2.25% Convertible Notes” and, together with the 3.25% Convertible Notes, the “Madison Convertible Notes”) which are not converted or otherwise remain outstanding on the Closing Date and (iii) certain other existing indebtedness that the Lead Arrangers and Borrower reasonably agree may remain outstanding after the Closing Date (collectively, the “Permitted Existing Debt”), but will include (i) all amounts outstanding under Madison’s amended and restated credit agreement, dated as of August 15, 2006 (the “Madison Credit Agreement”) and (ii) Madison’s 6.875% Senior Notes due 2013 (the “Madison Senior Notes”)) will be refinanced or repaid and all liens other than liens permitted to remain outstanding under the Loan Documents (including, without limitation, any liens relating to the Permitted Existing Debt) shall be discharged (or arrangements shall be made for such discharge) (the “Madison Refinancing”); provided that the Madison Senior Notes may remain outstanding for 60 days after the Closing Date.  Letters of credit issued under the Madison Credit Agreement and letters of credit issued under Madison’s reimbursement agreement for standby letters of credit, dated as of August 28, 2006, will be reissued under the Revolving Facility or under the Borrower’s accounts receivable securitization facility.

5.           The Existing Credit Agreement (as defined in Exhibit B) will be refinanced or repaid and all liens other than liens permitted to remain outstanding under the Loan Documents shall be discharged (or arrangements shall be made for such discharge (the “Alpha Refinancing” and, together with the Madison Refinancing, the “Refinancing”).

EXHIBIT B

Senior Secured Bank Facilities
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the exhibits thereto) to which this Summary of Principal Terms and Conditions is attached.

Borrower:	Alpha Natural Resources, Inc. (the “Borrower”). The Borrower will own all of the capital stock of Madison on the Closing Date.

Bank Lead Arrangers, Bank Bookrunners and Bank Administrative Agent:	Citi (the “Bank Administrative Agent”) and MSSF (collectively with Citi, the “Bank Lead Arrangers”).

Bank Lenders:
Citi, MSSF and a syndicate of financial institutions and institutional lenders selected by the Bank Lead Arranger in consultation with, and reasonably acceptable to, the Borrower  and as provided in the Commitment Letter (the “Bank Lenders”).

Guarantors:
All obligations under the Bank Facilities and under any cash management, interest rate protection or other hedging arrangements entered into with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing shall be unconditionally and irrevocably guaranteed on a senior secured basis (the “Bank Guarantees”) by all of the existing and future, direct and indirect, wholly-owned, domestic restricted subsidiaries of the Borrower except: (i) any indirect subsidiaries constituting controlled foreign corporations or any direct subsidiaries thereof and (ii) any wholly-owned, domestic restricted subsidiary substantially all of the assets of which constitute the equity of controlled foreign corporations.

Bank Facilities:	(A) A term A term loan facility (the “Term A Facility”) in an aggregate principal amount of $600 million.

(B) A revolving credit facility (the “Revolving Facility” and together with the Term A Facility, the “Bank Facilities”) in an aggregate principal amount of $1,000 million, of which (i) $850 million will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) $100 million will be available as a swingline subfacility (the “Swingline Facility”).

Letters of Credit issued under the Revolving Facility will be issued by one or more Bank Lenders reasonably acceptable to the Borrower and the Bank Lead Arranger (the “Issuing Bank”).  Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance and (ii) the fifth business day prior to the Revolving Maturity Date (as defined below).

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrower on the same business day.  To the extent the Borrower does not reimburse the Issuing Bank on the same business day, the Bank Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility.  The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuing Bank.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:
Term A Facility: The Term A Facility shall mature on the fifth anniversary of the Closing Date (the “Term A Maturity Date”).  The Term A Facility will amortize in equal quarterly installments in annual amounts set forth below:

Term A Facility
Year 1	5.0%
Year 2	10.0%
Year 3	15.0%
Year 4	20.0%
Year 5	50.0%

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Maturity Date”).  There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; each of the Terms Loans and the Revolving Loans, a “Bank Loan” and collectively, the “Bank Loans”).

Purpose and Availability:
Term A Facility: Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the Bank Loan Documents, the full amount of the Term A Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses incurred in connection with the Transactions.  Once repaid, no amount of Term A Loans may be reborrowed.

Revolving Facility: Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the Bank Loan Documents, the Revolving Loans shall be available after the Closing Date and shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes.  An amount to be agreed of the Revolving Facility may be drawn immediately after giving effect to the Transactions (not including up to $850 million of Letters of Credit to be outstanding on the Closing Date). Revolving Loans may be borrowed, repaid and reborrowed.

Collateral:
Subject to the Certain Funds Provisions, the Bank Facilities, any cash management, and all interest rate protection and other hedging arrangements entered into with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing will be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)
All equity interests of (or other ownership interests in), and intercompany debt of, the Borrower’s direct and indirect subsidiaries, except, in the case of any equity interest of any foreign subsidiary, such pledge shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock, to the extent the pledge of any greater percentage would be prohibited by applicable law or would result in materially adverse tax consequences;

(b)
All present and future tangible and intangible assets of the Borrower and the Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned and leased real property, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located, in each case, other than accounts receivable securing any securitization facility; and

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

Anything in the foregoing notwithstanding, (A) all properties and assets of Madison (other than the capital stock of Madison) need not be pledged or mortgaged pursuant to the security documents until 60 days after the Closing Date, or such earlier date as would not trip any “equal and ratable” “negative pledge” clause of Madison’s debt outstanding on the Closing Date after giving effect to the Transactions and (B) the Collateral shall not include (1) any Principal Property, as defined in the indentures governing the Madison Convertible Notes as in effect on the date hereof, while any Madison Convertible Notes remain outstanding and (2) all Collateral shall be subject to the exceptions set forth in Section 5.10(f) of the Second Amended and Restated Credit Agreement dated as of April 15, 2010 of Borrower (the “Borrower Existing Credit Agreement”).

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation satisfactory to the Bank Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon.  Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Bank Administrative Agent determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Documentation Principles:
The Bank Loan Documents shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will be negotiated in good faith and shall contain such other terms as the Borrower and the Bank Lead Arranger shall reasonably agree; it being understood and agreed that the Bank Loan Documents will give due regard to the terms of the Borrower Existing Credit Agreement, as modified as appropriate in light of then prevailing market conditions in connection with the syndication of similar transactions of this type and the operational requirements of the Borrower and its subsidiaries in light of their size, industry, businesses and business practices and the disclosure schedules in the Merger Agreement, and with baskets and exceptions to be no less favorable than the Borrower Existing Credit Agreement modified in a manner commensurate with the increased size of the Borrower after giving effect to the Transactions (the “Documentation Principles”).

Interest:
At the Borrower’s option, the Bank Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only at the Base Rate:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears.  “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, and (ii) the rate that the Bank Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that prior to the completion of syndication of the Facilities (as determined by Bank Administrative Agent and notified to the Borrower), the interest period shall be one month.  LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Bank Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).  Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest Margins

The applicable Interest Margin will be the basis points set forth in the following table.

	Base Rate Loans	LIBOR Loans
Revolving Facility	175	275
Term A Facility	175	275

provided that after the date on which the Borrower will have delivered financial statements for the first full fiscal quarter after the Closing Date, but in any event no sooner than 60 days after the Closing Date, the Interest Margin with respect to the Revolving Facility and Term A Facility shall be determined by reference to the following grid based on the Borrower’s net total leverage ratio.

Net Total Leverage Ratio	Base Rate Loans	LIBOR Loans
> 2.00:1.0	175	275
< 2.00:1.0 but > 1.50:1.0	150	250
< 1.50:1.0	125	225

Default Interest:	Substantially identical to Section 2.13(c) of the Borrower Existing Credit Agreement, subject to the Documentation Principles.

Unused Commitment Fees:
1/2 of 1% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis) subject to step-downs to be agreed, payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments.

Letter of Credit Fees:
The Borrower shall pay (calculated on an actual/360-day basis) (a) to the Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Bank Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit.  Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Voluntary Prepayments and Commitment Reductions:
The Borrower may prepay, in whole or in part, the Bank Facilities, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in minimum amounts to be agreed.  Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrower without premium or penalty.

Mandatory Prepayments:
The Bank Facilities shall be prepaid in an amount equal to all Net Proceeds (as defined in the Borrower Existing Credit Agreement), subject to the Documentation Principles.  Mandatory prepayments shall be applied solely to the Term A Facility.

Application of Prepayments:	Optional and mandatory prepayments of the Term A Facility will be applied on a pro rata basis, except as set forth below.

Within the Term A Facility, prepayments will be applied to scheduled amortization payments (i) in the case of optional prepayments, as directed by Borrower and (ii) in the case of mandatory prepayments, first to the installments of principal due over the succeeding 24 months immediately after the event giving rise to such prepayment, and then on a pro rata basis.

Conditions Precedent to Initial Funding:
Conditions precedent to initial borrowings under the Bank Facilities shall be those set forth in the Commitment Letter, this Term Sheet under the heading “Conditions Precedent to All Extensions of Credit” and in Exhibit D to the Commitment Letter and the accuracy of the Merger Agreement Representations and the Specified Representations.

Conditions Precedent to All Extensions of Credit:
Subject to the Certain Funds Provisions on the Closing Date only, conditions precedent to each borrowing under the Bank Facilities shall be (a) delivery to the Bank Administrative Agent of a notice of borrowing or letter of credit request; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowings in the Commitment Letter; and (d) there being no legal bar to the Bank Lenders making the loan or issuance.

Representations and Warranties:	Substantially identical to the Borrower Existing Credit Agreement, subject to the Documentation Principles.

Affirmative Covenants:	Substantially identical to the Borrower Existing Credit Agreement, subject to the Documentation Principles.

Negative Covenants:
Substantially identical to the Borrower Existing Credit Agreement, subject to the Documentation Principles (which shall permit, among other things, letters of credit in an amount to be agreed issued under the Borrower’s accounts receivable securitization facility).

Financial Covenants:
Financial covenants applicable to the Borrower and its subsidiaries customary and usual for financings of this kind, giving due regard to the Documentation Principles, and including without limitation (in each case, to be defined):

•	maintenance of a minimum interest coverage ratio;
•	maintenance of a maximum net total leverage ratio.

Events of Default:	Substantially identical to the Borrower Existing Credit Agreement, subject to the Documentation Principles.

Expenses and Indemnity:
In the event that the Closing Date occurs, the Borrower shall pay or reimburse all reasonable costs and expenses incurred in connection with the syndication of the Bank Facilities and with the preparation, negotiation, execution and delivery of the Bank Loan Documents and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel.  In the event that the Closing Date does not occur, the Borrower shall pay or reimburse 50% of such costs and expenses.  The Borrower further agrees to pay all costs and expenses of the Bank Administrative Agent, the Collateral Agent, the Issuing Bank, the Bank Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bank Loan Documents.

The Borrower will indemnify the Bank Lenders, the Commitment Party, the Bank Lead Arranger, the Bank Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence or willful misconduct of such person.

Waivers and Amendments:
Amendments and waivers of the provisions of the Bank Loan Documents shall require the approval of Bank Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bank Facilities; provided that (a) the consent of each affected Bank Lender shall be required with respect to, among other things (i) increases in the commitment of such Bank Lender; (ii) reductions of principal, interest or fees of such Bank Lender; (iii) extensions of scheduled amortization or the final maturity date; (iv) releases of all or substantially all of the Collateral or the guarantees; (v) modification of the voting percentages (or any of the applicable definitions related thereto) and (vi) modifications to the pro rata provisions and (b) consent of the Bank Lenders holding not less than a majority of any class of loans under the Bank Facilities shall be required with respect to, among other things, any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

The Bank Loan Documents shall contain customary provisions relating to “defaulting” Bank Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Bank Lenders).

Assignments and Participations:
Each Bank Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities.  Assignments will require payment of an administrative fee to the Bank Administrative Agent and the consents of the Bank Administrative Agent and, in the case of an assignment of commitments in respect of the Revolving Facility, the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to an ex-

isting Bank Lender or an affiliate of an existing Bank Lender or (ii) during a default; provided, further, that no consent of the Bank Administrative Agent shall be required for an assignment to an existing Bank Lender or an affiliate of an existing Bank Lender.  In addition, each Bank Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bank Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues).

Yield Protection, Taxes and Other Deductions:
The Bank Loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Bank Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

The Bank Loan Documents will provide that all payments are to be made free and clear of any taxes (other than (i) income taxes in the jurisdiction of the Bank Lenders’ applicable lending office, (ii) franchise taxes, (iii) taxes on overall net income and (iv) taxes imposed under the foreign accounts tax compliance provisions of Sections 1471 and 1472 of the Code.  Bank Lenders will furnish to the Bank Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding

Governing Law:
The State of New York, except as to real estate and certain other collateral documents required to be governed by local law.  Each party to the Bank Loan Documents will waive the right to trial by jury and will consent to the non-exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Bank Lead Arranger and Bank Administrative Agent:	Cahill Gordon & Reindel llp.

CONFIDENTIAL
EXHIBIT C

Senior Bridge Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Principal Terms and Conditions is attached.

Borrower:	Alpha Natural Resources, Inc. (“Borrower”).

Acquisition:	As described in the Transaction Description.

Bridge Lead Arrangers:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citi (together in their capacity as lead arrangers, the “Bridge Lead Arrangers”).

Bridge Bookrunners:	MSSF and Citi (together in their capacity as bookrunners, the “Bridge Bookrunners”).

Bridge Administrative Agent:	MSSF (in its capacity as administrative agent, the “Bridge Administrative Agent”).

Bridge Lenders:	The Bridge Initial Lenders and/or other financial institutions selected by the Bridge Lead Arranger in consultation with the Borrower and as provided in the Commitment Letter (the “Bridge Lenders”).

Bridge Loans:	The Bridge Lenders will make loans (the “Bridge Loans”) to Borrower on the date the Acquisition is consummated in an aggregate principal amount not to exceed $1,700 million.

Purpose:	The proceeds of the Bridge Loans will be used solely as set forth in the Sources and Uses of Funds.

Availability:	A single drawing may be made on the Closing Date of the full amount of the Bridge Loan. Amounts borrowed under the Senior Bridge Facility and repaid or prepaid may not be reborrowed.

Documentation:
The definitive documentation for the Bridge Loans will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit C and provisions that are usual for facilities and transactions of this type (including as to operational requirements of Borrower and its subsidiaries in light of their industries, businesses and business practices).  The definitive terms shall be negotiated in good faith and shall be consistent with this Exhibit C (including, as to covenants and events of default, the provisions under “Covenants” and “Events of Default” below).  The documentation for the Bridge Loan will include, among others, a credit agreement (the “Bridge Loan Agreement”), guarantees and other appropriate documents (collectively, the “Bridge Loan Documents”).

Conversion and Maturity Dates:
All Bridge Loans shall have an initial maturity date that is the one-year anniversary of the Closing Date (the “Bridge Loan Maturity Date”), which shall be extended as provided below.  On the Bridge Loan Maturity Date, any Bridge Loan that has not been previously repaid in full will be automatically converted into a term loan (any such loan, a “Senior Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”), subject to the conditions set forth herein.  The date on which Bridge Loans are extended as Senior Term Loans is referred to as the “Conversion Date.”

The Senior Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth on Annex II hereto.

Exchange of the Senior Term Loans:
At any time or from time to time on or after the Conversion Date, at the option of the Bridge Lenders, the Senior Term Loans may be exchanged in whole or in part for senior exchange notes (the “Exchange Securities”) having an equal principal amount; provided that Borrower may defer the first issuance of Exchange Securities until such time as Borrower shall have received requests to issue an aggregate of at least $150.0 million in aggregate principal amount of Exchange Securities.

When issued, the Exchange Securities will be governed by an indenture to be entered into between Borrower and a trustee that complies with the Trust Indenture Act, with terms to be mutually agreed, which shall have the terms set forth in this exhibit for such Exchange Securities.

Prior to the effectiveness of a Shelf Registration Statement (as defined below) or consummation of a Registered Exchange Offer (as defined below), if reasonably requested by the Bridge Lead Arranger or at any time prior thereto in connection with a contemplated exchange by any Bridge Lender of Senior Term Loans for Exchange Securities, Borrower shall use commercially reasonable efforts to (i) deliver to the Lender that is receiving Exchange Securities, and to such other Lenders as the Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Securities by such Lenders, in such form and substance as reasonably acceptable to Borrower and the Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii)  in connection with any sale by such Bridge Lender, deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Bridge Lender and such certificates as the Bridge Lender may request as would be customary in Rule 144A offerings and (iii) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Bridge Lender in connection with issuances or resales of Exchange Securities, including providing such information regarding the business and operations of Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Securities and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Notwithstanding the foregoing, the obligation to keep an offering memorandum updated shall be subject to customary “blackout” periods of not more than 45 days in any 90-day period, not to exceed 90 days in any year, for material developments.  Upon effectiveness of any Shelf Registration Statement, consummation of any Registered Exchange Offer or notice by the Lead Arranger that the Lead Arranger has resold all of its Exchange Securities, Borrower shall have no obligation to provide or update any offering memorandum pursuant to this section.

Availability of the Exchange Securities:
The Exchange Securities will be available only in exchange for the Senior Term Loans.  The principal amount of any Exchange Security will equal 100% of the aggregate principal amount of the Senior Term Loan for which it is exchanged.

Guarantee:
The obligations of Borrower in respect of the Bridge Loans, the Senior Term Loans and the Exchange Securities will be unconditionally and irrevocably guaranteed on a senior basis (the “Guarantees”) by all of Borrower’s subsidiaries that guarantee the Bank Facilities.  The Guarantees will automatically be released upon the release of the corresponding guarantees of the Bank Facilities (other than, in the case of the Bridge Loans (but not the Senior Term Loans or Exchange Securities), a release pursuant to the termination of the Bank Facilities without any replacement).

Collateral:	None.

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Ranking:	The Bridge Loans, the Senior Term Loans and the Exchange Securities shall be pari passu for all purposes.

With respect to the Bank Facilities, the Bridge Loans, the Senior Term Loans and the Exchange Securities shall constitute senior debt and shall rank pari passu with the Bank Facilities.

Mandatory Prepayments:	Borrower will be required to prepay the Bridge Loans on a pro rata basis from the net proceeds (after deduction of, among other things, mandatory prepayments under the Bank Facilities) from the incurrence of any debt by Borrower or any of its subsidiaries or the issuance of any equity to be agreed by Borrower or any of its subsidiaries or from all non-ordinary course asset sales by Borrower or any of its subsidiaries in excess of amounts reinvested in the business of Borrower or its restricted subsidiaries, with exceptions and baskets usual and customary for financings of this type.

Borrower will be required to prepay all Bridge Loans at 100% and offer to repurchase all the Exchange Securities at 101% of the outstanding principal amount thereof plus accrued and unpaid interest to the date of repayment, upon the occurrence of a change of control (to be defined in a manner consistent with the existing 7 1/4% senior notes due 2014 of Foundation PA Coal Company (the “Existing Senior Notes”) with the inclusion of customary change of directors provisions).

The net cash proceeds from the issuance of the Securities (as defined in the Engagement Letter dated the date hereof and delivered herewith with respect to the Notes (the “Engagement Letter”)) will be applied to refinance the Bridge Loans held by such Bridge Lender or its affiliates, notwithstanding the pro rata provisions otherwise applicable to redemptions and prepayments.

Optional Prepayment:
The Bridge Loans will be prepayable at par at any time upon not less than one business days’ prior notice at Borrower’s option, in whole or in part, plus accrued and unpaid interest.  Breakage costs, if any, will be paid by Borrower.

The Exchange Securities will be non-callable for four years from the Closing Date (subject to customary 35% clawback provisions in the first three years after the Closing Date with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero two years before the maturity of the Exchange Securities; provided, however, that any Exchange Securities will be callable prior to such fourth anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

Representations and Warranties:	Representations and warranties usual and customary for high yield financings; provided that such representations and warranties shall be substantially identical to the Bank Facilities.

Conditions Precendent to Bridge Loans:	The availability of the initial borrowing on the Closing Date shall be conditioned solely upon satisfaction of the applicable conditions specified in Section 1 of the Commitment Letter and the Summary of Additional Conditions Precedent as described in Exhibit D of the Commitment Letter.

Covenants:
In the case of the Bridge Loans, the Senior Term Loans and the Exchange Securities, such affirmative and negative covenants as are usual and customary for high yield securities and based on and consistent with the terms and conditions of the Existing Senior Notes, with modifications to reflect the Transactions (including as to the operational requirements of the Acquired Business and its subsidiaries in light of their industries, businesses and business practice), but in no event, shall be more restrictive than, or include any covenant not included in, the Existing Senior Notes; provided, however, that the debt incurrence, lien incurrence, restricted payment, asset sale, affiliate transaction and merger covenants contained in the Bridge Loans (but not those covenants contained in the Senior Term Loans or Exchange Securities) may have more restrictive baskets than the covenants contained in the Existing Senior Notes as reasonably agreed by the Bridge Lead Arranger and the Borrower.

Financial Covenants:	None.

Events of Default:	1.	Failure to pay principal, interest or any other amount when due.

2.	Representations or warranties materially incorrect when given.

3.	Failure to comply with covenants (with notice and cure periods as applicable).

4.	Cross-acceleration to debt aggregating an amount to be agreed.

5.	Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

6.	Bankruptcy or insolvency.

7.	Actual or asserted invalidity of any Guarantee or any other Bridge Loan Document.

Any notice periods, cure periods or amounts shall be consistent with those contained in the events of default in the Existing Senior Notes; provided, however, that in the case of the Bridge Loans (but not the Senior Term Loans or Exchange Securities) (i) the notice periods, cure periods or amounts may be more restrictive than the notice periods, cure periods or amounts contained in the Existing Senior Notes and (ii) the cross-acceleration event of default may be changed to a cross payment event of de-

fault, as reasonably agreed by the Bridge Lead Arranger and the Borrower.

Registration Rights with Respect to Exchange Securities:
Borrower will use commercially reasonable efforts either (a) to file a shelf registration statement covering the Exchange Securities (which may be an existing registration statement) (a “Shelf Registration Statement”) and cause such Shelf Registration Statement to become effective within 366 days after the first issuance of Exchange Securities (the “Issue Date”) or (b) (i) to file a registration statement relating to an exchange offer in which Borrower offers registered notes having terms substantially identical to the Exchange Securities (the “Substitute Notes”) in exchange for all outstanding Exchange Securities (the “Registered Exchange Offer”) and (ii) consummate the Registered Exchange Offer within 366 days after the Issue Date.

If a Shelf Registration Statement is filed, Borrower will use commercially reasonable efforts to keep such Shelf Registration Statement effective and available (subject to customary “blackout” periods of not more than 45 days in any 90-day period, not to exceed 90 days in any year) until it is no longer needed to permit unrestricted resales of Exchange Securities (but in no event longer than one year).

If (a) a Shelf Registration Statement for the Exchange Securities has not become effective, or (b) Borrower has not effected the Registered Exchange Offer, in each case within the timeframes set forth above (a “Registration Default”), Borrower shall pay additional interest to each holder of Exchange Securities with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Securities held by such holder.  The amount of the additional interest will increase by an additional 0.25% per annum on the principal amount of Exchange Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount for all Registration Defaults of 1.00% per annum.

In addition, unless and until Borrower has consummated the Registered Exchange Offer or caused the Shelf Registration Statement to become effective, the holders of the Exchange Securities will have the right to “piggyback” the Exchange Securities in the filing by Borrower of any new registration statement (other than a Form S-4) with respect to any debt securities (subject to customary scale-back provisions) unless all of the Exchange Securities and Bridge Loans will be redeemed or repaid from the proceeds of such securities.

The obligation to file a Shelf Registration Statement or make a Registered Exchange Offer shall terminate upon the earlier of

(a) (i) when the Exchange Securities are freely transferable by holders that are not affiliates of Borrower in accordance with Rule 144 (or any similar provision then in force) under the U.S. Securities Act of 1933, as amended, (ii) the restrictive legend has been removed from the Exchange Securities and (iii) the Exchange Securities bear an unrestricted CUSIP number and (b) when all of the Exchange Securities have been sold.

Voting:
Amendments and waivers of the documentation for the Bridge Loans and the other definitive credit documentation related thereto will require the approval of Bridge Lenders holding at least a majority of the outstanding Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) additional restrictions on the right to exchange Senior Term Loans for Exchange Securities or any amendment of the rate of such exchange, (iii) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities and (iv) any amendment to the redemption times, non-call period or call premiums in the Exchange Securities.

Assignment and Participation of Loans:
Subject to the prior notification of the Bridge Administrative Agent, the Bridge Lenders will have the right to assign loans and commitments to their affiliates and to other Bridge Lenders (and affiliates of such other Bridge Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions after the Closing Date in consultation with, but without the consent of, Borrower; provided, however, that prior to the Bridge Loan Maturity Date, unless there has been a Demand Failure Event or any bankruptcy event with respect to the Borrower, the consent of Borrower (such consent not to be unreasonably withheld) shall be required with respect to any assignment if, subsequent thereto, the Bridge Lead Arranger would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.  Minimum aggregate assignment level (except to affiliates of the assigning Bridge Lender and other Bridge Lenders and their affiliates) of $5,000,000 and increments of $1,000,000 in excess thereof.

Each Bridge Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Right to Transfer Exchange Securities:
The holders of the Exchange Securities shall have the right to transfer such Exchange Securities in compliance with applicable law to any Eligible Holder.  “Eligible Holder” will mean (a)  a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (b) a person acquiring the Exchange Securities pursuant to an offer and sale occurring outside of the

United States within the meaning of Regulation S under the Securities Act or (c) a non-U.S. person acquiring the Exchange Securities in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Securities for its own account and that it is not acquiring such Exchange Securities with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Yield Protection, Taxes and Other Deductions:
The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Bridge Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

The Bridge Loan Documents will provide that all payments are to be made free and clear of any taxes (other than (i) income taxes in the jurisdiction of the Bridge Lender’s applicable lending office, (ii) franchise taxes, (iii) taxes on overall net income and (iv) taxes imposed under the foreign accounts tax compliance provisions of Sections 1471 and 1472 of the Code.  Bridge Lenders will furnish to the Bridge Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Expenses and Indemnification:	Customary provisions regarding expense reimbursement and indemnification by the Credit Parties.

Governing Law and Forum:
The laws of the State of New York.  Each party to the Bridge Loan Documents will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York, Borough of Manhattan.

Counsel to Bridge Lenders, Lead Arranger and Administrative Agent:	Cahill Gordon & Reindel llp

ANNEX I
to Exhibit C

Senior Bridge Facility
Interest Rates and Fees

Bridge Loans:
Prior to the Bridge Loan Maturity Date, the Bridge Loans will bear interest at a rate per annum expressed as one month LIBOR (as adjusted monthly and adjusted for all applicable reserve requirements) plus the Spread.  The Spread will initially be 525 basis points.  If the Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter.

In no event shall LIBOR be deemed to be less than 1.50.

Interest on the Bridge Loans will be payable in arrears at the end of each monthly period and at the Bridge Loan Maturity Date.  Interest on the Bridge Loans shall not exceed the Total Interest Cap (as defined in the Fee Letter).

Upon the occurrence of a Demand Failure Event the Bridge Loans will accrue interest at the fixed rate of the Total Interest Cap.

To the extent that LIBOR cannot be determined or any Lender is unable to maintain a LIBOR loan, the Bridge Loans shall bear interest at a rate per annum equal to the higher of (x) the Federal Funds Rate plus 0.50% per annum or (y) the Prime Rate (as determined by the Bridge Administrative Agent), plus in each case the spread as indicated above (minus 100 bps).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

LIBOR will at all times include statutory reserves.

On and after the first anniversary of the Closing Date, the Senior Term Loans will bear interest at a rate equal to the Total Interest Cap.  On and after the first anniversary of the Closing Date, interest on the Bridge Loans will be payable quarterly in arrears.

Exchange Securities:	The Exchange Securities will bear interest at the Total Interest Cap.

Interest on the Exchange Securities will be payable semiannually in arrears.

Default:
Upon the occurrence and during the continuance of an event of default or a payment default, interest will accrue on the amount of any loan or other amount outstanding under the Senior Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Senior Bridge Facility and will be payable on demand.  Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the interest rate payable with respect to the Senior Bridge Facility or Exchange Securities affect the payment of any default rate of interest in respect of any Bridge Loans or Exchange Securities.

ANNEX II
to Exhibit C

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Senior Term Loans will bear interest at an interest rate per annum equal to the Total Interest Cap. Interest will be paid in cash.

Interest shall be payable on the last day of each fiscal quarter of Borrower and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

Covenants, Defaults and Mandatory Prepayments:
Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Exchange Securities, if issued, will also be applicable to the Senior Term Loans in lieu of the corresponding provisions of the Bridge Loan Documents.

Optional Prepayment	The Senior Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of Borrower at any time.

CONFIDENTIAL
EXHIBIT D

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Additional Conditions Precedent is attached.

The initial borrowing under the Facilities shall be subject to the following conditions precedent:

1.           Consummation of the Acquisition.  The Lead Arrangers shall have reviewed, and be satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Merger Agreement (collectively, the “Acquisition Documents”), and the Transactions (it being understood that the Lead Arrangers are satisfied with the draft merger agreement dated January 28, 2011 (the “Draft Merger Agreement”) received by the Lead Arrangers at 11:04 p.m. (New York City time) on January 28, 2011). The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Facilities in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder unless consented to by the Lead Arrangers other than any waiver or amendment that does not materially adversely affect the ability of the Borrower to perform its obligations under the Facilities; provided that without the consent of the Lead Arrangers, the Borrower shall not increase the portion of the purchase price payable in cash.  Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as set forth in the Commitment Letter, and no default shall exist under any indebtedness of the Borrower or any of its subsidiaries.  The Administrative Agents shall have received satisfactory evidence of the completion of the Refinancing on or prior to the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens relating to the Permitted Existing Debt or otherwise permitted to remain outstanding under the Loan Documents.

2.           Acquired Business Financial Statements.  As soon as possible and in any event not later than 30 days before the Closing Date, the Lenders shall have received (a) audited consolidated balance sheets of the Acquired Business as of December 31, 2009 and as of December 31, 2010 and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the year ended December 31, 2008, the year ended December 31, 2009 and the year ended December 31, 2010 (the “Audited Financial Statements”) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of and for each quarterly period of the Borrower ended at least 45 days before the Closing Date.

3.           Pro Forma Financial Statements; Projections.  The Lenders shall have received a pro forma consolidated balance sheet and related statements of income of Borrower (collectively, the “Pro Forma Financial Statements”), as of the ending date of and for (i) the latest fiscal year of Borrower ended at least 120 days before to the Closing Date and (ii) if applicable, the latest interim period for which Borrower will be required to provide pro forma information in connection with the Transactions on Form 8-K, in each case, after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of the period (in the case of the income statements).  Borrower shall have delivered its most recent projections through the 2015 fiscal year, prepared on a quarterly basis through the end of 2012.

4.           Solvency.  The Lenders shall have received a solvency certificate from the chief financial officer of Borrower, in form and substance reasonably requested by the Lenders, confirming the solvency of Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions.

5a.         Offering Document for Notes. Borrower shall have (i) prepared an offering memorandum suitable for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A debt offerings, including discussion of Borrower, risk factors, financial statements, pro forma financial statements and other financial data of the type and form customarily included in such offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be necessary for the Investment Bank (as defined in the Engagement Letter) to receive customary “comfort” from independent accountants (including customary “negative assurances”) in connection with the offering of the Notes (collectively, the “Offering Document”); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections (covers and plan of distribution) that would customarily be provided by the Investment Bank; (ii) caused the independent registered public accountants of Borrower to provide drafts of customary comfort letters that such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings of Borrower and (iii) caused the senior management and other representatives of Borrower and use commercially reasonable efforts to cause the senior management and other representatives of the Acquired Business to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 15 business day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”); provided that each consecutive 15 business day period referenced in this paragraph shall (i) either be completed prior to August 22, 2011 or shall commence after September 6, 2011 and (ii) either be completed prior to December 19, 2011 or shall commence after January 2, 2012; provided further that November 24-25, 2011 shall not be considered business days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph.

5b.         Confidential Information Memorandum.  The Lead Arrangers shall have received, not later than 15 business days prior to the Closing Date, the complete printed confidential information memorandum relating to the Senior Secured Credit Facilities suitable for use in a customary syndication of bank financing; provided that each consecutive 15 business day period referenced in this paragraph shall (i) either be completed prior to August 22, 2011 or shall commence after September 6, 2011 and (ii) either be completed prior to December 19, 2011 or shall commence after January 2, 2012; provided further that November 24-25, 2011 shall not be considered business days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph.

6.           Collateral.  (i) The Collateral Agent shall have a perfected, first priority security interest in and lien on all assets as set forth in the Bank Term Sheet under the heading “Collateral” and (ii) all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been executed and be in proper form for filing.

7.           Miscellaneous Closing Conditions.  Delivery of customary legal opinions of Borrower’s and the Commitment Party’s counsel; the Specified Representations and the Merger Agreement Representations are true in all material respects; customary evidence of authorization; all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-

pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).